Exhibit 99.1

News Release
Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE REPORTS FISCAL 2013 RESULTS

•                  Fiscal 2013 GAAP diluted earnings per share were $1.70 and adjusted diluted earnings per share were $2.21

•                  Fourth quarter comps for Men’s Wearhouse brand were down 2.5% with approximately one-quarter of the decrease due to weather-related store closures

•                  Positive 2014 first quarter trends with February comparable sales up 3% at Men’s Wearhouse and 9% at Moores

FREMONT, CA — March 11, 2014 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal year ended February 1, 2014.

Fiscal year 2013 had 52 weeks compared with 53 weeks in fiscal year 2012.  Consequently, results for the fourth quarter and fiscal year 2013 were negatively impacted by the additional week in 2012.  Comparable sales for the fourth quarter and fiscal year 2013 do not include an additional week in fiscal year 2012.

Total net sales for fiscal year 2013 decreased 0.6% to $2.5 billion, and total Men’s Wearhouse brand revenues were up 1.6% over fiscal 2012 and up 3% on a 52 week fiscal comparison.  GAAP diluted EPS for fiscal year 2013 was $1.70 and adjusted EPS was $2.21 excluding one-time costs(1).

Total net sales for the fiscal 2013 13-week fourth quarter decreased 7.9% to $560.6 million from $608.4 million in last year’s 14-week fourth quarter.  GAAP loss per share was $0.64 for the fourth quarter of 2013.  Adjusted loss per share was $0.38 excluding one-time costs(2).

Doug Ewert, Men’s Wearhouse president and chief executive officer, commented, “We were not immune to the effects of weak consumer spending sentiments and severe weather disruption that impacted most retailers in December and January.  Tuxedo and corporate apparel sales were in-line with internal expectations, while clothing sales in all three retail chains were lower than expected.  Weather-related store closures and an aggressive promotional retail environment resulted in a traffic decline. We estimate that approximately one-quarter of the 2.5% comparable sales decrease in the fourth quarter at Men’s Wearhouse was due to these closures.”

(1) Adjusted net earnings exclude $41.1 million ($27.3 million after tax or $0.56 per diluted share) in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives, non-cash impairment of K&G goodwill, K&G ecommerce closure costs and a New York store related closure costs.  Also excluded is a $2.2 million ($1.5 million after tax or $0.03 per diluted share) gain from the sale of an office building in Fremont, CA.  Adjusted diluted earnings per share may not sum due to rounded numbers.

(2) Adjusted net earnings exclude $19.0 million ($12.6 million after tax or $0.27 per diluted share) in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives, K&G ecommerce closure costs and certain asset impairment charges.  Adjusted diluted earnings per share may not sum due to rounded numbers.

Ewert added, “We executed an aggressive advertising and promotional plan, and made adjustments as the challenging retail environment unfolded during the quarter.  We proactively increased our promotional activity, including incremental advertising spending, and reduced our expenses accordingly. Subsequently, we have seen business improve significantly in February, as both Men’s Wearhouse and Moores finished the month with approximately 3% and 9% comparable sales increases respectively, overcoming additional weather-related store closures.  Looking forward, we are excited about the rollout of our ‘Made-in-America’ Joseph Abboud® product into the Men’s Wearhouse stores.  This product should be in all stores by the summer of 2014 and will be supported by brand advertising, which commenced in select markets on March 10th.

“We look forward to completing the combination of Men’s Wearhouse and Jos. A. Bank, which we also announced today, and to achieving the benefits of the combination for our shareholders,” concluded Ewert.

FOURTH QUARTER CONSOLIDATED RESULTS REVIEW

Please refer to the Consolidated Statements of Earnings table below that compare the results of the 2013 13-week fiscal quarter to the 2012 14-week fiscal quarter.  The following provides the comparable 13-week results for both fiscal fourth quarters.

Total net sales for the fiscal 2013 13-week fourth quarter decreased 2.6% or $14.8 million to $560.6 million from an adjusted $575.3 million.  Retail segment sales for the quarter decreased by 3.3% or $17.1 million and corporate apparel sales increased by 3.9% or $2.4 million as compared to the adjusted prior year quarter.

The consolidated total gross margin was down $17.6 million or 7.8% to the adjusted prior year quarter.  The total gross margin rate decreased 210 basis points primarily due to higher markdowns, deleveraging of occupancy costs and an expected decrease in tuxedo margin due to lower rental revenue and higher per unit rental costs.  The retail segment total gross margin was down 8.8% and the corporate apparel gross margin increased 4.3%.

Adjusted SG&A expenses of $239.6 million increased by $3.8 million from the adjusted prior year or 1.6% primarily due to an increase in advertising expense.  Adjusted SG&A expenses exclude $19.0 million in costs related to the JA Holding, Inc. acquisition and integration, costs related to various strategic projects, separation costs associated with former executives, K&G ecommerce closure costs and certain asset impairment charges.

Adjusted net loss for the fiscal 2013 fourth quarter was $17.9 million, or $0.38 adjusted diluted loss per share compared to net loss of $4.9 million, or $0.10 diluted loss per share last year excluding the impact of the 53rd week.

FOURTH QUARTER AND FISCAL YEAR SALES REVIEW

The table that follows is a summary of net sales for fiscal 2013 fourth quarter and full year.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable sales change is based on the Canadian dollar.  Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales, beginning in fiscal 2013.

Because fiscal 2012 was a 53-week year, comparable sales for the current year are shown on a trailing 52-week basis, comparing the most relevant time periods, as well as on a fiscal period basis.  The current quarter fiscal period basis is lower than the trailing basis comparison primarily due to the calendar shift of the 53rd week.

Fourth Quarter Net Sales Summary — Fiscal 2013

				Comparable Sales Change
	Net Sales Change		Net Sales Current Quarter	Current Quarter Trailing	Current Quarter Fiscal	Prior Year Quarter Fiscal
Total Retail Segment	(8.5)%	$(46.2)	$497.3
Men’s Wearhouse	(6.1)%	$(22.6)	$350.2	(2.5)%	(3.0)%	1.0%
Moores	(13.6)%	$(9.2)	$58.6	(2.3)%	(3.4)%	(5.5)%
K&G	(15.0)%	$(14.3)	$81.2	(7.7)%	(8.6)%	(5.7)%
MW Cleaners	(0.5)%	$(0.0)	$7.3

Corporate Apparel Segment	(2.7)%	$(1.7)	$63.3

Total Company	(7.9)%	$(47.9)	$560.6

Net Sales Summary — Fiscal 2013

				Comparable Sales Change
	Net Sales Change		Net Sales Current YTD	Current YTD Trailing	Current YTD Fiscal	Prior Year YTD Fiscal
Total Retail Segment	(1.0)%	$(22.4)	$2,226.4
Men’s Wearhouse	1.6%	$25.1	$1,606.2	0.7%	0.8%	4.8%
Moores	(7.2)%	$(19.6)	$254.4	(4.1)%	(3.9)%	1.5%
K&G	(8.1)%	$(29.7)	$336.2	(5.5)%	(5.9)%	(4.3)%
MW Cleaners	6.5%	$1.8	$29.6

Corporate Apparel Segment	3.1%	$7.4	$246.8

Total Company	(0.6)%	$(15.0)	$2,473.2

Net sales at core flagship brand Men’s Wearhouse stores, which represented 62% of total fourth quarter sales were down 6.1% from last year’s fourth quarter sales while comparable sales decreased 2.5%.  On a comparable basis decreases in clothing product average unit retails and average transactions per store more than offset a slight increase in units sold per transaction. The higher margin tuxedo rental revenues comparable store sales increased 1.9% in the fourth quarter of 2013.

Moores, the Canadian retail brand, was 10% of the total fourth quarter sales and had a comparable sales decrease of 2.3% due mainly to a decrease in clothing product average unit retails which more than offset increases in average transactions per store and units sold per transaction.  K&G was 14% of the Company’s total fourth quarter sales with a comparable sales decrease of 7.7% with lower average unit retails and average transactions per store that more than offset increased units sold per transaction.  The Corporate Apparel segment, which represented 11% of total fourth quarter sales, had a sales decrease of 2.7%.

STORE INFORMATION

	February 1, 2014		February 2, 2013
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	661	3,774.3	638	3,650.0

Men’s Wearhouse and Tux	248	344.0	288	395.1

Moores, Clothing for Men	121	769.3	120	763.5

K&G (a)	94	2,228.8	97	2,299.3

Total	1,124	7,116.4	1,143	7,107.9

(a)  85 and 92 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,124 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com/.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond our control.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements:  (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and among Men’s Wearhouse, Inc.,  Java Corp. and Jos. A. Bank Clothiers, Inc., (2) the failure to consummate the acquisition of Jos. A. Bank for reasons including that the conditions to Men’s Wearhouse’s offer to purchase all outstanding shares of Jos. A. Bank’s common stock, including the condition that a minimum number of shares be tendered and not withdrawn, are not satisfied or waived by Men’s Wearhouse, (3) the possibility that the expected benefits from the proposed transaction will not be realized within the anticipated time period, (4) the risk that regulatory or other approvals required for the transaction are not obtained, (5) the risks related to the costs and difficulties related to the integration of Jos. A. Bank’s business and operations with Men’s

Wearhouse’s business and operations, (6) the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, (7) unexpected costs, charges or expenses resulting from the transaction, (8) litigation relating to the transaction, (9) the inability to retain key personnel and (10) the possible disruption that may be caused by the transaction to the business and operations of Men’s Wearhouse and its relationships with customers, employees and other third parties.

The forward-looking statements in this press release speak only as of the date hereof. Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

February 1, 2014 and February 2, 2013

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$419,130	74.77%	$456,063	74.96%	$(36,933)	(8.10)%	(0.19)
Tuxedo rental services	43,504	7.76%	49,193	8.09%	(5,689)	(11.56)%	(0.32)
Alteration and other services	34,642	6.18%	38,172	6.27%	(3,530)	(9.25)%	(0.09)
Total retail sales	497,276	88.71%	543,428	89.32%	(46,152)	(8.49)%	(0.60)
Corporate apparel clothing product sales	63,276	11.29%	65,000	10.68%	(1,724)	(2.65)%	0.60
Total net sales	560,552	100.00%	608,428	100.00%	(47,876)	(7.87)%	0.00

Total cost of sales	351,758	62.75%	365,283	60.04%	(13,525)	(3.70)%	2.71

Gross margin (a):
Retail clothing product	221,676	52.89%	249,160	54.63%	(27,484)	(11.03)%	(1.74)
Tuxedo rental services	35,585	81.80%	41,371	84.10%	(5,786)	(13.99)%	(2.30)
Alteration and other services	6,669	19.25%	8,032	21.04%	(1,363)	(16.97)%	(1.79)
Occupancy costs	(73,375)	(14.76)%	(74,119)	(13.64)%	744	1.00%	(1.12)
Total retail gross margin	190,555	38.32%	224,444	41.30%	(33,889)	(15.10)%	(2.98)
Corporate apparel clothing product margin	18,239	28.82%	18,701	28.77%	(462)	(2.47)%	0.05
Total gross margin	208,794	37.25%	243,145	39.96%	(34,351)	(14.13)%	(2.71)

Asset impairment charges	2,034	0.36%	169	0.03%	1,865	1103.55%	0.34
Selling, general and administrative expenses	256,478	45.75%	249,454	41.00%	7,024	2.82%	4.75

Operating loss	(49,718)	(8.87)%	(6,478)	(1.06)%	(43,240)	667.49%	(7.80)

Net interest	(1,048)	(0.19)%	(90)	(0.01)%	(958)	1064.44%	(0.17)

Loss before income taxes	(50,766)	(9.06)%	(6,568)	(1.08)%	(44,198)	672.93%	(7.98)

Benefit for income taxes	(20,571)	(3.67)%	(3,412)	(0.56)%	(17,159)	502.90%	(3.11)

Net loss including non-controlling interest	(30,195)	(5.39)%	(3,156)	(0.52)%	(27,039)	856.75%	(4.87)

Net loss attributable to non-controlling interest	(252)	(0.04)%	(248)	(0.04)%	(4)	(1.61)%	0.00

Net loss attributable to common shareholders	$(30,447)	(5.43)%	$(3,404)	(0.56)%	$(27,043)	794.45%	(4.87)

Net loss per diluted common share attributable to common shareholders	$(0.64)		$(0.07)

Weighted-average diluted common shares outstanding:	47,411		50,829

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

February 1, 2014 and February 2, 2013

(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,667,535	67.42%	$1,691,248	67.97%	$(23,713)	(1.40)%	(0.55)
Tuxedo rental services	411,864	16.65%	406,454	16.33%	5,410	1.33%	0.32
Alteration and other services	147,023	5.94%	151,147	6.07%	(4,124)	(2.73)%	(0.13)
Total retail sales	2,226,422	90.02%	2,248,849	90.38%	(22,427)	(1.00)%	(0.36)
Corporate apparel clothing product sales	246,811	9.98%	239,429	9.62%	7,382	3.08%	0.36
Total net sales	2,473,233	100.00%	2,488,278	100.00%	(15,045)	(0.60)%	0.00

Total cost of sales	1,384,223	55.97%	1,380,130	55.47%	4,093	0.30%	0.50

Gross margin (a):
Retail clothing product	925,578	55.51%	935,200	55.30%	(9,622)	(1.03)%	0.21
Tuxedo rental services	347,556	84.39%	349,887	86.08%	(2,331)	(0.67)%	(1.70)
Alteration and other services	33,294	22.65%	37,301	24.68%	(4,007)	(10.74)%	(2.03)
Occupancy costs	(290,896)	(13.07)%	(283,382)	(12.60)%	(7,514)	2.65%	(0.46)
Total retail gross margin	1,015,532	45.61%	1,039,006	46.20%	(23,474)	(2.26)%	(0.59)
Corporate apparel clothing product margin	73,478	29.77%	69,142	28.88%	4,336	6.27%	0.89
Total gross margin	1,089,010	44.03%	1,108,148	44.53%	(19,138)	(1.73)%	(0.50)

Goodwill impairment charge	9,501	0.38%	—	0.00%	9,501	NM	0.38
Asset impairment charges	2,216	0.09%	482	0.02%	1,734	359.75%	0.07
Selling, general and administrative expenses	947,665	38.32%	909,098	36.54%	38,567	4.24%	1.78

Operating income	129,628	5.24%	198,568	7.98%	(68,940)	(34.72)%	(2.74)

Net interest	(2,820)	-0.11%	(896)	(0.04)%	(1,924)	214.73%	(0.08)

Earnings before income taxes	126,808	5.13%	197,672	7.94%	(70,864)	(35.85)%	(2.82)

Provision for income taxes	42,591	1.72%	65,609	2.64%	(23,018)	(35.08)%	(0.91)

Net earnings including non-controlling interest	84,217	3.41%	132,063	5.31%	(47,846)	(36.23)%	(1.90)

Net earnings attributable to non-controlling interest	(426)	(0.02)%	(347)	(0.01)%	(79)	(22.77)%	0.00

Net earnings attributable to common shareholders	$83,791	3.39%	$131,716	5.29%	$(47,925)	(36.39)%	(1.91)

Net earnings per diluted common share attributable to common shareholders	$1.70		$2.55

Weighted-average diluted common shares outstanding:	49,162		51,026

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 1,	February 2,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$59,252	$156,063
Accounts receivable, net	63,153	63,010
Inventories	599,486	556,531
Other current assets	93,206	79,549

Total current assets	815,097	855,153
Property and equipment, net	408,162	389,118
Tuxedo rental product, net	142,816	126,825
Goodwill	126,003	87,835
Intangible assets, net	58,027	32,442
Other assets	5,125	4,974

Total assets	$1,555,230	$1,496,347

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$148,762	$123,983
Accrued expenses and other current liabilities	175,797	164,344
Income taxes payable	730	5,856
Current maturities of long-term debt	10,000	—

Total current liabilities	335,289	294,183

Long-term debt	87,500	—
Deferred taxes and other liabilities	109,292	92,929

Total liabilities	532,081	387,112

Equity:
Preferred stock	—	—
Common stock	476	725
Capital in excess of par	412,043	386,254
Retained earnings	572,712	1,190,246
Accumulated other comprehensive income	27,311	36,924
Treasury stock, at cost	(3,407)	(517,894)

Total equity attributable to common shareholders	1,009,135	1,096,255

Non-controlling interest	14,014	12,980

Total equity	1,023,149	1,109,235

Total liabilities and equity	$1,555,230	$1,496,347

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE TWELVE MONTHS ENDED

February 1, 2014 and February 2, 2013

(In thousands)

	Twelve Months Ended
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$84,217	$132,063
Non-cash adjustments to net earnings:
Depreciation and amortization	88,749	84,979
Tuxedo rental product amortization	32,266	28,315
Goodwill impairment charge	9,501	—
Other	22,505	22,168
Changes in operating assets and liabilities	(48,308)	(41,795)

Net cash provided by operating activities	188,930	225,730

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,200)	(121,433)
Acquisition of business, net of cash	(94,906)	—
Proceeds from sales of property and equipment	4,127	33
Investment in trademark, tradenames and other assets	—	(2,075)

Net cash used in investing activities	(198,979)	(123,475)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	10,739	8,457
Proceeds from term loan	100,000	—
Payments of term loan	(2,500)	—
Deferred financing costs	(1,776)	—
Cash dividends paid	(35,549)	(37,084)
Tax payments related to vested deferred stock units	(3,865)	(4,421)
Excess tax benefits from share-based plans	2,145	2,997
Repurchases of common stock	(152,129)	(41,296)

Net cash used in financing activities	(82,935)	(71,347)

Effect of exchange rate changes	(3,827)	(151)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(96,811)	30,757

Balance at beginning of period	156,063	125,306
Balance at end of period	$59,252	$156,063